Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 27, 2019	October 31, 2018	January 28, 2018

Revenue	$124,712	$144,660	$123,446

Cost of goods sold	98,610	109,236	95,784

Gross profit	26,102	35,424	27,662

Operating Expenses:

Selling, general and administrative	13,792	13,504	11,750

Research and development	4,263	3,906	4,104

Total Operating Expenses	18,055	17,410	15,854

Operating income	8,047	18,014	11,808

Other income (expense), net	1,108	2,307	(4,105)

Income before income taxes	9,155	20,321	7,703

Income tax (provision) benefit	(1,387)	(3,552)	1,778

Net income	7,768	16,769	9,481

Net income attributable to noncontrolling interests	2,501	4,282	3,583

Net income attributable to Photronics, Inc. shareholders	$5,267	$12,487	$5,898

Earnings per share:

Basic	$0.08	$0.18	$0.09

Diluted	$0.08	$0.18	$0.09

Weighted-average number of common shares outstanding:

Basic	66,583	67,894	68,755

Diluted	67,047	73,921	69,372